EXHIBIT 99.1

Philip Mandelker appointed Executive Vice President of Zion Oil & Gas, Inc.

CFO David Patir resigns to pursue other business opportunities

Caesarea, Israel--June 7, 2007-- Zion Oil & Gas, Inc. (Amex: ZN) of Dallas, Texas and Caesarea, Israel, announced today that Philip Mandelker, general counsel of Zion since April 2000 and a director since 2001, has been appointed as Executive Vice President. Mr. Mandelker holds a Doctor of Jurisprudence degree from Columbia University School of Law and is admitted to practice in both the United States and Israel. He has also published and lectured on subjects related to investment in oil and gas exploration activities in both the United States and Israel.

Mr. Rinberg, Chief Executive Officer, said that Mr. Mandelker possesses extensive experience in the oil and gas exploration industry in both the United States and Israel and, with his coming in house as a full-time employee, Zion's management team will be greatly strengthened. Mr. Rinberg praised Mr. Mandelker's work in his previous role as Zion's outside general counsel, especially his contribution to the success of Zion's recent IPO, and said that he looked forward to his future contribution to the company.

Mr. Rinberg also announced that, on June 1, 2007, the company was notified by its CFO, David Patir, that having helped the Company through the successful conclusion of its IPO, Mr. Patir wished to resign as the company's CFO.

Mr. Rinberg said that Mr. Patir, having served as Zion's CFO during the past two years, wished to pursue other business opportunities. Mr. Rinberg thanked Mr. Patir for his services to Zion and wished him well with his future activities. Mr. Rinberg also said that the company had commenced discussions with a candidate to replace Mr. Patir as the company's CFO.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel, onshore between Tel Aviv and Haifa. In 2005, Zion drilled an exploratory well on its 99,000 acre Ma'anit-Joseph License to a total depth of 15,842 feet. It is currently carrying out completion activities on that well and is preparing to drill an appraisal and deep test well, the Ma'anit-Rehoboth #2, on that License.

Zion has been notified by the Israeli Petroleum Commissioner's office that its application for an 81,000 acre  petroleum exploration license  north of its Ma'anit-Joseph License, and tentatively denominated the Asher-Menashe License, has been granted.

In the event of a commercial discovery, following recovery of certain exploratory costs, Zion intends to donate 6% of its gross revenues from its Israeli petroleum rights to two charitable trusts to be established by Zion, one in Israel and one in the U.S.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion's planned operations, potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion's home page may be found at: www.zionoil.com

Contact:

Sandra Green
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
214-221-4610
Email: sandra@zionoil.com